Exhibit 99.1

Independent Auditors’ Report

The Board of Directors
Anadarko Petroleum Corporation:

We have audited the accompanying combined statements of revenues and direct operating expenses of the Anadarko Austin Chalk Operations (Austin Chalk Operations), acquired on June 27, 2007 by EV Energy Partners, LP, for each of the years in the three-year period ended December 31, 2006. These combined statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and direct operating expenses are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Austin Chalk Operations’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying combined statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in note 1. The statements are not intended to be a complete presentation of Austin Chalk Operations’ revenues and expenses.

In our opinion, the combined statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Austin Chalk Operations for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Houston, Texas
September 11, 2007

Anadarko Austin Chalk Operations
Combined Statements of Revenues and Direct Operating Expenses
(In thousands)

	Year Ended December 31,
	2006	2005	2004

Total revenues	$49,664	$56,853	$48,454
Direct operating expenses:
Lease operating expenses	5,953	5,296	4,754
Gathering and processing expenses	6,182	3,590	2,172
Production and other taxes	3,230	3,209	2,832
Total direct operating expenses	15,365	12,095	9,758

Excess of revenues over direct operating expenses	$34,299	$44,758	$38,696

See accompanying notes to combined statements of revenues and direct operating expenses.

Anadarko Austin Chalk Operations
Notes to Combined Statements of Revenues and Direct Operating Expenses

1.	BASIS OF PRESENTATION

On April 13, 2007, EV Properties, LP, a wholly-owned subsidiary of EV Energy Partners, LP (collectively referred as “EV Energy”), entered into an Agreement (“Agreement”) with Anadarko Petroleum Corporation and Kerr-McGee Oil & Gas Onshore LP (collectively referred as “Anadarko”) whereby EV Energy agreed to acquire from Anadarko certain oil and natural gas properties (“Austin Chalk Operations”). The acquisition was effective on April 1, 2007 and closed on June 27, 2007 for a cash purchase price of approximately $96.6 million, subject to contractual post-closing adjustments as set forth in the Agreement.

Anadarko did not prepare separate stand alone historical financial statements for the Austin Chalk Operations in accordance with accounting principles generally accepted in the United States of America.  Accordingly, it is not practicable to identify all assets and liabilities, or other indirect operating costs applicable to the Austin Chalk Operations. The accompanying combined statements of revenues and direct operating expenses were prepared from the historical accounting records of Anadarko.

Certain indirect expenses as further described in Note 5 were not allocated to the Austin Chalk Operations historical financial records.  Any attempt to allocate these expenses would require significant and judgmental allocations which would be arbitrary and would not be indicative of the performance of the properties had they been owned by EV Energy.

These combined statements of revenues and direct operating expenses do not represent a complete set of financial statements reflecting financial position, results of operations, shareholders’ equity and cash flows of the Austin Chalk Operations and are not indicative of the results of operations for the Austin Chalk Operations going forward.

2.	SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination and Use of Estimates

The combined statements of revenues and direct operating expenses are derived from the accounts of Anadarko. All significant intercompany transactions and balances have been eliminated in combination of the financial statements. Accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the amounts reported in the statements of revenues and direct operating expenses.  Actual results could be different from those estimates.

Revenue Recognition

Total revenues in the accompanying combined statements of revenues and direct operating expenses include oil, natural gas and natural gas liquids (“NGLs”). Anadarko recognizes revenues based on the amount of oil, natural gas and NGLs sold to purchasers when delivery to the purchaser has occurred and title has transferred. Anadarko follows the sales method of accounting for gas imbalances, whereby, as sales volumes exceed Anadarko’s entitled share, an overproduced imbalance occurs. To the extent the overproduced imbalance exceeds Anadarko’s share of the remaining estimated proved natural gas reserves for a given property, a liability is recorded. There were no significant imbalances with other revenue interest owners during any of the periods presented in these statements.

Direct Operating Expenses

Direct operating expenses are recognized when incurred and consist of direct expenses of operating the Austin Chalk Operations. The direct operating expenses include lease operating, gathering, processing, and production and other tax expense. Lease operating expenses include lifting costs, well repair expenses, surface repair expenses, well workover costs, and other field expenses. Gathering and processing expenses consist of payments made to third parties for gas gathering and natural gas liquid processing services. Lease operating and gathering and processing expenses also include expenses directly associated with support personnel, support services, equipment and facilities directly related to oil and natural gas production activities. Production and other taxes consist of severance and ad valorem taxes.

Anadarko Austin Chalk Operations
Notes to Combined Statements of Revenues and Direct Operating Expenses (continued)

3. RELATED PARTY TRANSACTIONS

A portion of the natural gas production from the Austin Chalk Operations was sold to wholly owned Anadarko affiliates. The products sold to Anadarko affiliates were resold to unrelated third parties. Any margins earned by Anadarko affiliates have been excluded from the accompanying combined financial statements.

4. CONTINGENCIES

The activities of the Austin Chalk Operations are subject to potential claims and litigation in the normal course of operations.  Anadarko management does not believe that any liability resulting from any pending or threatened litigation will have a materially adverse effect on the operations or financial results of the Austin Chalk Operations.

5.	EXCLUDED EXPENSES (unaudited)

The Austin Chalk Operations were part of a much larger enterprise prior to the acquisition by EV Energy. Indirect costs have not been included in the combined financial statements. These costs include indirect general and administrative expenses, recovery of COPAS overhead charges to joint venture partners interest, income taxes and other indirect expenses were not allocated to the Austin Chalk Operations and have been excluded from the accompanying statements. Management of Anadarko believes such indirect expenses are not indicative of future costs or recoveries which would be incurred by EV Energy.

Also, depreciation, depletion and amortization have been excluded from the accompanying combined statements of revenues and direct operating expenses as such amounts would not be indicative of those expenses which would be incurred based on the amounts expected to be allocated to the oil properties in connection with the purchase price allocation by EV Energy.

6.	CASH FLOW INFORMATION (unaudited)

Capital expenditures relating to oil and natural gas properties were $10.9 million, $13.4 million and $16.8 million for the years ended December 31, 2006, 2005 and 2004, respectively.  Other cash flow information is not available on a stand alone basis for the Austin Chalk Operations.

7.	DERIVATIVE FINANCIAL INSTRUMENTS — OPEN POSITIONS (unaudited)

Subject to the Agreement, Anadarko entered into fixed derivative contracts to economically hedge a portion of future production. These contracts were not qualified for hedge accounting. The effects of these derivatives are not reflected in the computation of future cash inflows in the unaudited supplemental information for oil and natural gas producing activities.

The following table sets forth the open NGL, crude oil and natural gas swap and collar derivatives that were transferred to EV Energy on June 27, 2007.

		Daily Volume (Mmbtus/Bbls)	Weighted Average Price
Natural gas swaps:
May 1, 2007 through December 31,	2007	4,056	7.88
	2008	3,393	8.35
	2009	2,820	8.20

Crude oil swaps:
May 1, 2007 through December 31,	2007	253	69.00
	2008	215	71.10
	2009	181	70.65

Anadarko Austin Chalk Operations
Notes to Combined Statements of Revenues and Direct Operating Expenses (continued)

Supplemental information for oil and natural gas producing activities (unaudited)

Supplemental oil and natural gas reserve information related to the Austin Chalk Operations is presented in accordance with the requirements of statement of financial accounting standards SFAS No. 69, “Disclosures about Oil and Gas Producing Activities.” (“SFAS No. 69”).

Because oil and natural gas reserves are based on many assumptions, all of which may substantially differ from actual results, reserve estimates and timing of development and production may be significantly different from the actual quantities of oil and natural gas that are ultimately recovered and the timing of such production. In addition, results of drilling, testing and production after the date of an estimate may justify material revisions to the estimates.

Estimated proved reserves

Proved oil and natural gas reserves are estimated and prepared in accordance with SEC guidelines and are a function of; (i) the quality and quantity of available data, (ii) the interpretation of that data, (iii) the accuracy of various economic assumptions used and (iv) the judgment of the persons preparing the estimate.

The volumes of proved oil and natural gas reserves shown are estimates, which, by their nature, are subject to later revision. These proved oil and natural gas reserves were estimated utilizing all available geological and reservoir data as well as production performance data. These estimates are prepared annually by reserve engineers, and revised either upward or downward, as warranted by additional performance data.

The following table sets forth estimates of the proved oil, NGLs (collectively referred as “Liquids”) and natural gas reserves (net of royalty interests) and changes therein, for the periods indicated.

	Natural Gas (Mmcf)	Liquids (MBbl)	Total (Mboe) [1]
January 1, 2004	39,634	3,201	9,807
New discoveries and extension	4,108	80	764
Revisions of previous estimates	(7,806)	380	(921)
Production	(5,101)	(573)	(1,423)
December 31, 2004	30,835	3,088	8,227
New discoveries and extension	1,663	85	362
Revisions of previous estimates	1,043	1,451	1,625
Production	(4,318)	(567)	(1,287)
December 31, 2005	29,223	4,057	8,927
New discoveries and extension	292	4	53
Revisions of previous estimates	(1,419)	149	(87)
Production	(3,743)	(531)	(1,155)
December 31, 2006	24,353	3,679	7,738

Proved developed reserves as of:
December 31, 2004	28,213	3,005	7,707
December 31, 2005	27,145	3,968	8,492
December 31, 2006	23,598	3,630	7,563

Proved undeveloped reserves as of:
December 31, 2004	2,622	83	520
December 31, 2005	2,078	88	435
December 31, 2006	755	49	175
__________
(1) Total volumes are in thousands of barrels of oil equivalent (“MBOE”). For this computation, one barrel is the equivalent of six thousand cubic feet of natural gas.

Anadarko Austin Chalk Operations
Notes to Combined Statements of Revenues and Direct Operating Expenses (continued)

Estimates of future net cash flows from proved reserves of natural gas and Liquids were made in accordance with SFAS No. 69. The amounts were prepared by Anadarko’s engineers and are shown in the following table. The weighted average price estimates used for the development of future cash inflows were $42.58, $48.81 and $34.03 per barrel of Liquids and $5.38, $7.92 and $5.19 per Mmbtu of natural gas for 2006, 2005 and 2004, respectively. Estimated future cash flows are reduced by estimated future development, production, abandonment and dismantlement costs based on year-end cost levels, assuming continuation of existing economic conditions, and by estimated future income tax expense. Income tax expense is calculated by applying the existing statutory tax rates, to the pretax net cash flows giving effect to any permanent differences and reduced by the applicable tax basis.

Standardized measure of discounted future net cash flows

The present value of future net cash flows does not purport to be an estimate of the fair market value of the Austin Chalk Operations proved reserves. An estimate of fair value would also take into account, among other things, anticipated changes in future prices and costs, the expected recovery of reserves in excess of proved reserves and a discount factor more representative of the time value of money and the risks inherent in producing oil and natural gas.

The following table sets forth estimates of the standardized measure of discounted future net cash flows from proved reserves of oil and natural gas for the periods indicated.

	Year Ended December 31,
(in thousands)	2006	2005	2004
Future cash inflows	$287,743	$429,427	$265,132
Future production costs	69,742	90,005	66,037
Future development costs	6,329	4,564	3,884
Future income tax expense	72,574	111,546	59,020
Future net cash flows	139,098	223,312	136,191
10 percent discount for estimated timing of cash flows	49,439	83,231	44,981
Standardized measure of discounted future net cash flows relating to oil and natural gas reserves	$89,659	$140,081	$91,210

The following table sets forth the changes in standardized measure of discounted future net cash flow relating to proved oil and natural gas reserves for the periods indicated.

	Year Ended December 31,
(in thousands)	2006	2005	2004
Beginning of period	$140,081	$91,210	$96,719
Sales of oil and natural gas, net of production costs	(34,299)	(44,758)	(38,695)
Net changes in prices and production costs	(51,407)	73,016	13,628
Extensions and discoveries, net of related costs	878	7,763	10,185
Development costs incurred during the period	10,948	13,408	16,798
Change in estimated future development costs	(6,776)	(9,910)	(11,186)
Revisions of previous quantity estimates	(1,536)	41,143	(14,212)
Accretion of discount	20,943	13,014	13,680
Net change in income taxes	23,173	(30,420)	1,159
Timing and other	(12,346)	(14,385)	3,134
Net change	(50,422)	48,871	(5,509)
End of period	$89,659	$140,081	$91,210